Exhibit 99.1

News Release

New Member Named to ON Semiconductor’s

Board of Directors

Alan Campbell, former Chief Financial Officer at Freescale Semiconductor, has joined the Board of Directors of ON Semiconductor

PHOENIX, Ariz. – Aug. 6, 2015 – ON Semiconductor Corporation (Nasdaq: ON), driving energy efficiency innovations, today announced that Alan Campbell has joined its Board of Directors.

“Alan Campbell is an outstanding addition to our Board of Directors,” said Dan McCranie, chairman of ON Semiconductor’s Board of Directors. “He brings significant industry knowledge coupled with his extensive financial background at Freescale Semiconductor. Mr. Campbell will be a valuable addition to the Board, as we continue to grow our business through strategic acquisitions and organic growth, while aligning the company toward our vision of becoming the premier supplier of energy efficient system solutions worldwide.”

Mr. Campbell brings more than 30 years of global industry experience to the Board of ON Semiconductor. He served as the Chief Financial Officer (CFO) at Freescale Semiconductor from May 2004 to June 2014. During his tenure at Freescale, Mr. Campbell guided Freescale through its initial public offering (IPO) in 2004, a leveraged buyout in 2006, and a second public offering of shares in 2011. Prior to serving as CFO, Mr. Campbell served as Senior Vice President and Director of Finance of the Semiconductor Product Sector (SPS) division of Motorola, Inc. from February 2000 to May 2004. He also serves as a director of Dialog Semiconductor.

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About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power and signal management, logic, standard and custom devices. The company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical and military/aerospace applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

Contacts

Anne Spitza	Parag Agarwal
Media Relations ON Semiconductor (602) 244-6398 Anne.spitza@onsemi.com	Vice President Investor Relations ON Semiconductor (602) 244-3437 Parag.Agarwal@onsemi.com